Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Sachem Capital Corp.
We consent to the incorporation by reference in this registration statement on Form S-8 of Sachem Capital Corp. (the “Company”) of our report dated April 1, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement on Form S-8.
/s/ Hoberman & Lesser CPA’s,LLP

New York, New York
July 31, 2025